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                                                                    EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE VALTRA GROUP

Valtra is a global tractor and off-road diesel engine manufacturer. Valtra sells its Valtra brand tractors and Sisu brand engines in over 70 countries. Valtra has leading market positions in the Nordic region and in Latin America and is the fifth largest tractor producer in the world. Valtra focuses on the high horsepower tractor segment and produces a majority of the components of its tractors, including engines, transmissions, cabs, rear axles and hydraulics.

Valtra was acquired by Kone Corporation in a business combination in August 2002. For Finnish GAAP, the acquisition date was accounted for as of July 1, 2002. Accordingly, a vertical black line has been inserted in the accompanying financial statements to designate the Predecessor and Successor companies. For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations, the Predecessor and Successor information has been combined, and the analysis is based on amounts as determined under Finnish GAAP.

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Net sales for the year ended December 31, 2003 were (Euro) 852.4 million compared to (Euro) 761.7 million for the year ended December 31, 2002, increasing by (Euro) 90.7 million, or approximately 11.9%. The increase was primarily attributable to improved sales performance in a majority of markets in both the tractor and diesel engine segments. The introduction of new products and an increase in the number of higher horsepower tractors sold contributed to overall improved sales performance. Availability of the Brazilian government subsidized financing program, FINAME, helped to support stronger demand in the Brazilian market during 2003.

Gross profit was (Euro) 157.0 million (18.4% of net sales) during the year ended December 31, 2003 compared to (Euro) 137.4 million (18.0% of net sales) during the year ended December 31, 2002. Gross margins improved due to a favorable mix of products sold.

Selling, marketing and administrative expenses for the year ended December 31, 2003 were (Euro) 84.2 million (9.9% of net sales) compared to (Euro) 81.1 million (10.6% of net sales) during the year ended December 31, 2002. Selling, marketing and administrative expenses as a percentage of sales decreased between periods primarily due to cost cutting initiatives carried out during 2003. Research and development expenses for the year ended December 31, 2003 were
(Euro) 17.0 million (2.0% of net sales) compared to (Euro) 12.2 million (1.6% of net sales) during the year ended December 31, 2002.

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Net income for the year ended December 31, 2003 was (Euro) 145.9 million compared to (Euro) 6.9 million for the year ended December 31, 2002. The primary reason for the increase between years was due to group contributions (intercompany dividends within Kone Corporation's Finnish companies) received during the fourth quarter of 2003.

Year ended December 31, 2002 Compared to Year Ended December 31, 2001

Net sales for the year ended December 31, 2002 were (Euro) 761.7 million compared to (Euro) 685.5 million during 2001, increasing by (Euro) 76.2 million, or approximately 11.1%. The increase was primarily attributable to improved sales performance in Sweden, Norway and markets outside of Europe, principally in Brazil. Sisu Diesel had record net sales with increases to all customer groups.

Gross profit was (Euro) 137.4 million (18.0% of net sales) in 2002 compared to
(Euro) 122.2 million (17.8% of net sales) for 2001. Gross margins improved slightly due to improved capacity utilization.

Selling, marketing and administrative expenses for 2002 were (Euro) 81.1 million (10.6% of net sales) compared to (Euro) 82.3 million (12.0% of net sales) for 2001. Selling, marketing and administrative expenses decreased between periods primarily due to favorable foreign currency translation impacts. Research and development expenses during 2002 were (Euro) 12.2 million (1.6% of net sales) compared to (Euro) 13.3 million (1.9% of net sales) for 2001.

Net income for the year ended December 31, 2002 was (Euro) 6.9 million compared to (Euro) 4.7 million for the year ended December, 31, 2001.

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LIQUIDITY AND CAPITAL RESOURCES

Valtra had (Euro) 196.6 million in working capital at December 31, 2003 as compared with (Euro) 62.4 million at December 31, 2002 due to cash received related to intercompany contributions in the fourth quarter of 2003.

Cash flows provided by operating activities were (Euro) 69.3 million for the year ended December 31, 2003 compared to (Euro) 42.5 million for the year ended December 31, 2002.

Capital expenditures for the year ended December 31, 2003 were
(Euro) 22.6 million compared to (Euro) 14.3 million for the comparable period in 2002. The increase in capital expenditures was primarily related to factory expansions in the Company's two Finnish manufacturing facilities.